Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC USA Inc.:

We consent to incorporation by reference in Registration Statements (No. 333-42421, 333-42421-01, 333-42421-02) on Form S-3 of HSBC USA Inc. of our
report dated February 25, 2005, relating to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the consolidated balance sheets of HSBC Bank USA, National Association (formerly HSBC Bank USA) and subsidiaries as of December 31, 2004 and 2003, which report appears in the 2004 HSBC USA Inc. Annual Report on Form 10-K.


/s/ KPMG LLP

February 28, 2005
New York, New York


                                      149